Exhibit 99.1

                   McLeodUSA Receives Nasdaq Delisting Notice


CEDAR RAPIDS, Iowa - June 17, 2005 - McLeodUSA Incorporated (Nasdaq: MCLD), one of the nation's largest independent, competitive telecommunications services providers, announced today that it received on June 14, 2005, a notice from The Nasdaq Stock Market, Inc. ("Nasdaq") indicating that, as previously disclosed, the Company does not comply with Nasdaq Marketplace Rule 4310(c)(2)(B)(ii), which requires companies listed on The Nasdaq SmallCap Market to maintain a market value of listed securities of $35 million, and that the Company had not regained compliance in accordance with Marketplace Rule 4310(c)(8)(c). The Company also received on June 16, 2005 notice from Nasdaq that its common stock had not regained compliance with Nasdaq Marketplace Rule 4310(c)(4), which requires listed companies to maintain a minimum bid price of at least $1.00 per share. As a consequence, subject to appeal, the Company was notified that its Class A Common Stock and Series A Preferred Stock would be delisted from The Nasdaq SmallCap Market at the opening of business on June 23, 2005.

In light of the previously announced strategic and financial restructuring alternatives it is pursuing, the Company has determined not to request a hearing to appeal Nasdaq's determination to delist the Company's securities.

There can be no assurances that the Company will be able to identify a strategic partner or buyer, reach agreement with any such strategic partner or buyer, or reach an agreement with its lenders regarding a capital restructuring. As previously announced, the Company is exploring these alternatives pursuant to a forbearance agreement between the Company and its bank lenders. The forbearance period runs through July 21, 2005. In the event these alternatives are not available to the Company, it is likely that the Company will elect to forgo making future principal and interest payments to its lenders while it continues to seek an extended forbearance period or permanent capital restructuring from its lenders, or alternatively, the Company could be forced to seek protection from its creditors.

While the Company continues to explore a variety of options with the view toward maximizing value for all of its stakeholders, none of the options presented to date have suggested that there will be any recovery for the Company's current preferred stock or common stock holders. Accordingly, it is unlikely that holders of the Company's preferred stock or common stock will receive any recovery in a capital restructuring or other strategic transaction.

The Company's securities will not be immediately eligible to trade on the OTC Bulletin Board or in the "Pink Sheets". The securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared. Only a market maker, not the Company, may file a Form 211. The Company is not aware that a market maker intends to make such an application.

About McLeodUSA

McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The Company is a facilities-based telecommunications provider with, as of March 31, 2005, 38 ATM switches, 39 voice switches, 699 collocations, 432 DSLAMs and approximately 2,300 employees. As of April 16, 2002, Forstmann Little & Co. became a 58% shareholder in the Company. Visit the Company's Web site at www.mcleodusa.com.

Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements may include projections of financial and operational results and goals, including revenue, EBITDA, Adjusted EBITDA, profitability, savings and cash. In some cases, you can identify these so-called "forward-looking statements" by our use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "intend" or "potential" or the negative of those words and other comparable words. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our predictions. Factors that could cause actual results to differ materially from the forward-looking statement include technological, regulatory, public policy or other developments in our industry, availability and adequacy of capital resources, our ability to continue as a going concern, our ability to implement a strategic transaction or a capital restructuring, current and future economic conditions, the existence of strategic alliances, our ability to generate cash, our ability to implement process and network improvements, our ability to attract and retain customers, our ability to migrate traffic to appropriate platforms and changes in the competitive climate in which we operate. These and other risks are described in more detail in our most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact:
McLeodUSA Incorporated, Cedar Rapids, IA
Investor Contact: Bryce Nemitz
Press Contact: Bruce Tiemann
Phone: (319) 790-7800